EXHIBIT 21

LIST OF SUBSIDIARIES
OF
REDWOOD TRUST, INC.

State of Incorporation
Subsidiaries	or Organization

Sequoia Mortgage Funding Corporation	Delaware
Sequoia Mortgage Funding Corporation 2002-A	Delaware
Sequoia Mortgage Funding Corporation 2002-B	Delaware
Sequoia Mortgage Funding Corporation 2003-A	Delaware
Sequoia Mortgage Trust 5	Delaware
Sequoia Mortgage Trust 6	Delaware
Sequoia Mortgage Trust 7	Delaware
Acacia CDO 1, Ltd.	Cayman Islands
Acacia CDO 2, Ltd.	Cayman Islands
Acacia CDO 3, Ltd.	Cayman Islands
Acacia CDO 4, Ltd.	Cayman Islands
Acacia CDO 5, Ltd.	Cayman Islands
Acacia CDO 6, Ltd.	Cayman Islands
RWT Holdings, Inc.	Delaware
Sequoia Residential Funding, Inc.	Delaware
Redwood Financial Services, Inc.	Delaware
Redwood Commercial Funding, Inc.	Delaware